Exhibit 99.3
Item 8. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA
CONSOLIDATED STATEMENTS OF OPERATIONS
Years ended December 31
(Dollar amounts in thousands except per share amounts)

	2006	2007	2008
Net sales	$2,575,218	$2,932,575	$2,881,811
Cost of products sold	2,382,150	2,617,161	2,805,638

Gross profit	193,068	315,414	76,173

Selling, general and administrative	187,111	177,507	185,064
Impairment of goodwill and indefinite-lived intangible asset	47,973	—	31,340
Restructuring	3,236	3,515	76,402

Operating profit (loss)	(45,252)	134,392	(216,633)

Interest expense	47,165	48,492	50,525
Debt extinguishment costs	(77)	2,558	593
Interest income	(10,067)	(18,004)	(12,887)
Dividend from unconsolidated subsidiary	(4,286)	(2,007)	(1,943)
Other — net	(1,992)	(12,677)	4,854

Income (loss) from continuing operations before income taxes	(75,995)	116,030	(257,775)

Provision (benefit) for income taxes	(5,338)	15,835	(30,274)

Income (loss) from continuing operations	(70,657)	100,195	(227,501)

Income (loss) from discontinued operations, net of income taxes	(4,191)	1,660	64

Gain on sale of discontinued operations, net of income taxes	—	26,475	—

Net income (loss)	(74,848)	128,330	(227,437)

Net income (loss) attributable to noncontrolling shareholders’ interests	(3,663)	(8,760)	8,057

Net income (loss) attributable to Cooper Tire & Rubber Company	$(78,511)	$119,570	$(219,380)

Basic earnings (loss) per share:
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(1.21)	$1.48	$(3.72)
Income (loss) from discontinued operations	(0.07)	0.03	—
Gain on sale of discontinued operations	—	0.43	—

Net income (loss) attributable to Cooper Tire & Rubber Company	$(1.28)	$1.93 *	$(3.72)

Diluted earnings (loss) per share:
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	$(1.21)	$1.46	$(3.72)
Income (loss) from discontinued operations	(0.07)	0.03	—
Gain on sale of discontinued operations	—	0.42	—

Net income (loss) attributable to Cooper Tire & Rubber Company	$(1.28)	$1.91	$(3.72)

*	Amounts do not add due to rounding
See Notes to Consolidated Financial Statements, pages 6 to 46.

CONSOLIDATED BALANCE SHEETS
December 31
(Dollar amounts in thousands, except par value amounts)

	2007	2008
ASSETS
Current assets:
Cash and cash equivalents	$345,947	$247,672
Short-term investments	49,765	—
Accounts receivable, less allowances of $8,631 in 2007 and $10,680 in 2008	354,939	318,109
Inventories at lower of cost or market:
Finished goods	185,658	247,187
Work in process	30,730	28,234
Raw materials and supplies	88,172	144,691

	304,560	420,112
Other current assets	134,713	58,290

Total current assets	1,189,924	1,044,183
Property, plant and equipment:
Land and land improvements	42,318	33,731
Buildings	340,512	319,025
Machinery and equipment	1,642,179	1,627,896
Molds, cores and rings	273,032	273,641

	2,298,041	2,254,293
Less accumulated depreciation and amortization	1,305,826	1,353,019

Net property, plant and equipment	992,215	901,274
Goodwill	31,340	—
Intangibles, net of accumulated amortization of $21,102 in 2007 and $24,096 in 2008	22,896	19,902
Restricted cash	2,791	2,432
Other assets	59,324	75,105

	$2,298,490	$2,042,896

See Notes to Consolidated Financial Statements, pages 6 to 46.

	2007	2008
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Notes payable	$86,384	$184,774
Accounts payable	301,621	248,637
Accrued liabilities	141,748	123,771
Income taxes	1,450	1,409
Liabilities of discontinued operations	1,332	1,182
Current portion of long-term debt	—	147,761

Total current liabilities	532,535	707,534

Long-term debt	464,608	325,749
Postretirement benefits other than pensions	244,491	236,025
Pension benefits	55,607	268,773
Other long-term liabilities	108,116	115,803
Long-term liabilities related to the sale of automotive operations	10,185	8,046
Stockholders’ equity:
Preferred stock, $1 par value; 5,000,000 shares authorized; none issued	—	—
Common stock, $1 par value; 300,000,000 shares authorized; 86,322,514 shares issued in 2007 and in 2008	86,323	86,323
Capital in excess of par value	40,676	43,764
Retained earnings	1,350,527	1,106,344
Cumulative other comprehensive loss	(205,677)	(450,079)

	1,271,849	786,352

Less: common shares in treasury at cost (26,661,295 in 2007 and 27,411,564 in 2008)	(479,558)	(492,236)

Total parent stockholders’ equity	792,291	294,116
Noncontrolling shareholders’ interests in consolidated subsidiaries	90,657	86,850

Total stockholders’ equity	882,948	380,966

	$2,298,490	$2,042,896

See Notes to Consolidated Financial Statements, pages 6 to 46.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY
(Dollar amounts in thousands except per share amounts)

						Noncontrolling
				Cumulative		Shareholders’
	Common	Capital In		Other	Common	Interests in
	Stock	Excess of	Retained	Comprehensive	Shares in	Consolidated
	$1 Par Value	Par Value	Earnings	Income (Loss)	Treasury	Subsidiaries	Total
Balance at January 1, 2006	$86,323	$37,667	$1,361,269	$(86,323)	$(460,160)	$4,954	$943,730

Net income (loss)			(78,511)			3,663	(74,848)
Other comprehensive income (loss):
Minimum pension liability adjustment, net of $6,469 tax effect				(15,795)			(15,795)
Currency translation adjustment				16,228			16,228
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $633 tax effect				559			559

Comprehensive income (loss)							(73,856)
Transactions between Cooper Tire & Rubber Company and noncontrolling shareholders						62,692	62,692
Adjustment to initially apply SFAS No. 158, net of tax				(197,221)			(197,221)
Stock compensation plans, including tax benefit of $8		477	(6)		1,165		1,636
Cash dividends — $.42 per share			(25,781)				(25,781)

Balance at December 31, 2006	86,323	38,144	1,256,971	(282,552)	(458,995)	71,309	711,200

Net income			119,570			8,760	128,330
Other comprehensive income:
Unrecognized postretirement benefits, net of $6,629 tax effect				68,462			68,462
Currency translation adjustment				13,847			13,847
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $1,835 tax effect				(5,434)			(5,434)

Comprehensive income							205,205
Transactions between Cooper Tire & Rubber Company and noncontrolling shareholders						10,588	10,588
Purchase of 2,991,900 treasury shares					(45,882)		(45,882)
Stock compensation plans, including tax benefit of $2,915		2,532	(13)		25,319		27,838
Cash dividends — $.42 per share			(26,001)				(26,001)

Balance at December 31, 2007	86,323	40,676	1,350,527	(205,677)	(479,558)	90,657	882,948

Net (loss)			(219,380)			(8,057)	(227,437)
Other comprehensive income (loss):
Unrecognized postretirement benefits, net of $1,306 tax effect				(234,455)			(234,455)
Currency translation adjustment				(17,350)			(17,350)
Change in the fair value of derivatives and unrealized gain on marketable securities, net of $103 tax effect				7,403			7,403

Comprehensive loss							(471,839)
Transactions between Cooper Tire & Rubber Company and noncontrolling shareholders						4,250	4,250
Purchase of 803,300 treasury shares					(13,853)		(13,853)
Stock compensation plans, including tax benefit of $26		3,088	(30)		1,175		4,233
Cash dividends — $.42 per share			(24,773)				(24,773)

Balance at December 31, 2008	$86,323	$43,764	$1,106,344	$(450,079)	$(492,236)	$86,850	$380,966
See Notes to Consolidated Financial Statements, pages 6 to 46.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31
(Dollar amounts in thousands)

	2006	2007	2008
Operating activities:
Net income/(loss)	$(74,848)	$128,330	$(227,437)
Adjustments to reconcile net income/(loss) to net cash provided by continuing operations:
Loss (income) from discontinued operations, net of income taxes	4,191	(1,660)	(64)
Gain on sale of discontinued operations, net of income taxes	—	(26,475)	—
Depreciation	127,693	131,007	138,805
Amortization	4,908	5,925	3,954
Deferred income taxes	(14,393)	16,717	(3,327)
Stock based compensation	1,572	3,731	3,924
Net impact of inventory write-down and change in LIFO reserve	26,343	(7,585)	92,283
Amortization of unrecognized postretirement benefits	19,453	18,499	12,963
Loss (gain) on sale of assets	1,333	(3,477)	4,199
Debt extinguishment costs	—	2,558	593
Restructuring asset write-down	1,231	197	75,557
Impairment of goodwill and indefinite-lived intangible asset	47,973	—	31,340
Changes in operating assets and liabilities of continuing operations:
Accounts receivable	(29,884)	42,748	20,149
Inventories	(30,649)	48,311	(217,557)
Other current assets	4,601	(2,654)	(34,600)
Accounts payable	16,268	30,026	(46,906)
Accrued liabilities	4,909	19,446	(8,518)
Other items	3,011	(44,893)	(10,350)

Net cash provided by (used in) continuing operations	113,712	360,751	(164,992)
Net cash provided by (used in) discontinued operations	2,005	12,043	(2,225)

Net cash provided by (used in) operating activities	115,717	372,794	(167,217)
Investing activities:
Property, plant and equipment	(186,190)	(140,972)	(128,773)
Proceeds from sale of investment in Kumho Tire Company	—	—	106,950
Proceeds from the sale of (investment in) available-for-sale debt securities	—	(49,765)	49,765
Investment in unconsolidated subsidiary	—	—	(29,194)
Acquisition of businesses, net of cash acquired	(43,046)	(11,964)	(5,956)
Proceeds from the sale of business	—	66,256	—
Proceeds from the sale of assets	375	19,654	6,408

Net cash used in continuing operations	(228,861)	(116,791)	(800)
Net cash used in discontinued operations	(1,738)	(1,859)	—

Net cash used in investing activities	(230,599)	(118,650)	(800)
Financing activities:
Payments on long-term debt of parent company	(4,000)	(80,867)	(14,300)
Premium paid on debt repurchases	—	(2,224)	(552)
Net borrowings (repayments) of short term notes in partially owned subsidiaries	74,097	(10,667)	108,818
Contributions of joint venture partner	18,424	15,588	4,250
Purchase of treasury shares	—	(45,882)	(13,853)
Payment of dividends	(25,781)	(26,001)	(24,773)
Issuance of common shares and excess tax benefits on options	149	24,107	309

Net cash provided by (used in) financing activities	62,889	(125,946)	59,899

Effects of exchange rate changes on cash of continuing operations	(7,064)	(3,906)	9,843

Changes in cash and cash equivalents	(59,057)	124,292	(98,275)
Cash and cash equivalents at beginning of year	280,712	221,655	345,947

Cash and cash equivalents at end of year	$221,655	$345,947	$247,672

Cash and cash equivalents at end of year
Continuing operations	$221,611	$345,947	$247,672
Discontinued operations	44	—	—

	$221,655	$345,947	$247,672

See Notes to Consolidated Financial Statements, pages 6 to 46.

Notes to Consolidated Financial Statements
(Dollar amounts in thousands except per share amounts)
Note 1 — Significant Accounting Policies
Reclassification — On December 23, 2004, the Company sold its automotive business, Cooper-Standard Automotive (“Cooper-Standard”), to an entity formed by The Cypress Group and Goldman Sachs Capital Partners. The operations of the Company’s Oliver Rubber Company subsidiary (formerly part of the North American Tire Operations segment), were sold on October 5, 2007. These operations are considered to be discontinued operations as defined under Statement of Financial Accounting Standard (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” and require specific accounting and reporting.
The Company’s consolidated financial statements reflect the accounting and disclosure requirements of SFAS No. 144, which mandate the segregation of operating results for the current year and comparable prior year periods and the balance sheets related to the discontinued operations from those related to ongoing operations. Accordingly, the consolidated statements of operations for the years ended December 31, 2006, 2007 and 2008 reflect this segregation as income from continuing operations and income from discontinued operations and the consolidated balance sheets at December 31, 2007 and 2008 display the current and long-term liabilities related to the sale of the automotive operations and Oliver Rubber Company.
Certain amounts for prior years have been reclassified to conform to 2008 presentations. During the fourth quarter of 2008, the Company completed its annual test for impairment and determined that impairment existed in the goodwill of its International Tire Operations segment. As the Company prepared to write-off the goodwill, it determined goodwill had been understated by $6,901 in the original purchase price allocation with offsets in Intangibles (-$6,909), Property, plant and equipment (Machinery and equipment $608) and Other assets (Deferred tax -$600). These reclassifications are reflected in the Consolidated Balance Sheets at December 31, 2007 and in Note 2 — Acquisitions. In addition, accumulated depreciation ($169) and amortization (-$1,791) have been adjusted as a result of the above with a corresponding adjustment to Noncontrolling shareholders’ interests in consolidated subsidiaries ($1,622).
As discussed below, the Company has adopted the provisions of SFAS No. 160, ''Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 151” effective January 1, 2009. All periods presented in the consolidated financial statements and the accompanying notes have been reclassified in accordance with this adoption.
Principles of consolidation — The consolidated financial statements include the accounts of the Company and its majority-owned subsidiaries. Acquired businesses are included in the consolidated financial statements from the dates of acquisition. All intercompany accounts and transactions have been eliminated.

The equity method of accounting is followed for investments in 20 percent to 50 percent owned companies. The Company’s investment in the Mexican tire manufacturing facility represents an approximate 38 percent interest ownership interest.
The cost method is followed in those situations where the Company’s ownership is less than 20 percent and the Company does not have the ability to exercise significant influence over the affiliate.
The Company has entered into a joint venture with Kenda Tire Company to construct and operate a tire manufacturing facility in China which was completed and began production in 2007. Until May 2012, all of the tires produced by this joint venture are required to be exported and sold by Cooper Tire & Rubber Company and its affiliates. The Company has also entered into a joint venture with Nemet International to market and distribute Cooper, Pneustone and associated brand tires in Mexico. At December 31, 2008, the Company has subordinated debt to the joint venture. The Company has determined that each of these entities is a Variable Interest Entity (VIE) and it is the primary beneficiary. As such, the Company has included their assets, liabilities and operating results in its consolidated financial statements. The Company has recorded the interest related to the joint venture partners’ ownership in noncontrolling shareholders’ interests in consolidated subsidiaries. The following table summarizes the balance sheets of these variable interest entities at December 31:

	2007	2008
Assets
Cash and cash equivalents	$4,203	$4,911
Accounts receivable	2,400	11,607
Inventories	8,149	28,080
Prepaid expenses	1,634	3,221

Total current assets	16,386	47,819
Net property, plant and equipment	112,204	134,639
Intangibles and other assets	14,704	14,247

Total assets	$143,294	$196,705

Liabilities and stockholders’ equity
Notes payable	$23,522	$69,430
Accounts payable	11,052	8,478
Accrued liabilities	4,451	11,548

Current liabilities	39,025	89,456
Long-term debt	20,866	10,500
Stockholders’ equity	83,403	96,749

Total liabilities and stockholders’ equity	$143,294	$196,705

Cash and cash equivalents and Short-term investments — The Company considers highly liquid investments with an original maturity of three months or less to be cash equivalents.
The Company’s objectives related to the investment of cash not required for operations is to preserve capital, meet the Company’s liquidity needs and earn a return consistent with these guidelines and market conditions. Investments deemed eligible for the investment of the Company’s cash include: 1) U.S. Treasury securities and general obligations fully guaranteed with respect to principle and interest by the government; 2) obligations of U.S. government agencies; 3) commercial paper or other corporate notes of prime quality purchased directly from the issuer or through recognized money market dealers; 4) time deposits, certificates of deposit or bankers’ acceptances of banks rated “A-” by Standard & Poor’s or “A3” by Moody’s; 5) collateralized mortgage obligations rated “AAA” by Standard & Poor’s and “Aaa” by Moody’s; 6) tax-exempt and taxable obligations of state and local governments of prime quality; and 7) mutual funds or outside managed portfolios that invest in the above investments. The Company had cash and cash equivalents totaling $345,947 and $247,672 at December 31, 2007 and December 31, 2008, respectively. The majority of the cash and cash equivalents was invested in eligible financial instruments in excess of amounts insured by the Federal Deposit Insurance Corporation and, therefore, subject to credit risk.
Accounts receivable — The Company records trade accounts receivable when revenue is recorded in accordance with its revenue recognition policy and relieves accounts receivable when payments are received from customers.
Allowance for doubtful accounts — The allowance for doubtful accounts is established through charges to the provision for bad debts. The Company evaluates the adequacy of the allowance for doubtful accounts throughout the year. The evaluation includes historical trends in collections and write-offs, management’s judgment of the probability of collecting specific accounts and management’s evaluation of business risk. This evaluation is inherently subjective, as it requires estimates that are susceptible to revision as more information becomes available. Accounts are determined to be uncollectible when the debt is deemed to be worthless or only recoverable in part, and are written off at that time through a charge against the allowance for doubtful accounts.
Inventories — Inventories are valued at cost, which is not in excess of market. Inventory costs have been determined by the last-in, first-out (“LIFO”) method for substantially all U. S. inventories. Costs of other inventories have been determined by the first-in, first-out (“FIFO”) and average cost methods.
Long-lived assets — Property, plant and equipment are recorded at cost and depreciated or amortized using the straight-line or accelerated methods over the following expected useful lives:

Buildings and improvements	10 to 40 years
Machinery and equipment	5 to 14 years
Furniture and fixtures	5 to 10 years
Molds, cores and rings	4 to 10 years
Intangibles with definite lives include trademarks, technology and intellectual property which are amortized over their useful lives which range from five years to 30 years. The Company evaluates the recoverability of long-lived assets based on undiscounted projected cash flows excluding interest and taxes when any impairment is indicated. Goodwill and other indefinite-lived intangibles are assessed for potential impairment at least annually or when events or circumstances indicate impairment may have occurred.

Pre-production costs related to long-term supply arrangements — When the Company has a contractual arrangement for reimbursement of costs incurred during the engineering and design phase of customer-owned mold projects by the customer, development costs are recorded in Other assets in the accompanying consolidated balance sheets. Reimbursable costs for customer-owned molds included in Other assets were $1,327 and $442 at December 31, 2007 and 2008, respectively. Upon completion and acceptance of customer-owned molds, reimbursable costs are recorded as accounts receivable. At December 31, 2007 and 2008, respectively, $849 and $558 were included in Accounts receivable for customer-owned molds.
Earnings (loss) per common share — Net income (loss) per share is computed on the basis of the weighted average number of common shares outstanding each year. Diluted earnings (loss) per share from continuing operations includes the dilutive effect of stock options and other stock units. The following table sets forth the computation of basic and diluted earnings (loss) per share:

(Number of shares in thousands)	2006	2007	2008
Numerator for basic and diluted earnings (loss) per share — income (loss) from continuing operations available to common stockholders	$(74,320)	$91,435	$(219,444)

Denominator for basic earnings (loss) per share — weighted average shares outstanding	61,338	61,938	59,048

Effect of dilutive securities — stock options and other stock units	—	774	—

Denominator for diluted earnings (loss) per share — adjusted weighted average shares outstanding	61,338	62,712	59,048

Basic earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	$(1.21)	$1.48	$(3.72)

Diluted earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	$(1.21)	$1.46	$(3.72)
Options to purchase shares of the Company’s common stock not included in the computation of diluted earnings per share because the options’ exercise prices were greater than the average market price of the common shares were 756,740 in 2007. These options could be dilutive in the future depending on the performance of the Company’s stock. Due to the loss recorded in 2006, 2,597,000 options were not included in the computation of diluted earnings (loss) per share. Due to the loss recorded in 2008, 1,239,138 options were not included in the computation of diluted earnings (loss) per share. During 2007, the Company repurchased 2,991,900 shares, and during 2008, the Company repurchased 803,300 shares. No shares were repurchased in 2006.

Derivative financial instruments — Derivative financial instruments are utilized by the Company to reduce foreign currency exchange risks. The Company has established policies and procedures for risk assessment and the approval, reporting and monitoring of derivative financial instrument activities. The Company does not enter into financial instruments for trading or speculative purposes.
The Company uses foreign currency forward contracts as hedges of the fair value of certain non-U.S. dollar denominated asset and liability positions, primarily accounts receivable. Gains and losses resulting from the impact of currency exchange rate movements on these forward contracts are recognized in the accompanying consolidated statements of income in the period in which the exchange rates change and offset the foreign currency gains and losses on the underlying exposure being hedged.
Foreign currency forward contracts are also used to hedge variable cash flows associated with forecasted sales and purchases denominated in currencies that are not the functional currency of certain entities. The forward contracts have maturities of less than twelve months pursuant to the Company’s policies and hedging practices. These forward contracts meet the criteria for and have been designated as cash flow hedges. Accordingly, the effective portion of the change in fair value of unrealized gains and losses on such forward contracts are recorded as a separate component of stockholders’ equity in the accompanying consolidated balance sheets and reclassified into earnings as the hedged transaction affects earnings.
The Company assesses hedge effectiveness quarterly. In doing so, the Company monitors the actual and forecasted foreign currency sales and purchases versus the amounts hedged to identify any hedge ineffectiveness. The Company also performs regression analysis comparing the change in value of the hedging contracts versus the underlying foreign currency sales and purchases, which confirms a high correlation and hedge effectiveness. Any hedge ineffectiveness is recorded as an adjustment in the accompanying consolidated financial statements of operations in the period in which the ineffectiveness occurs. For periods presented, an immaterial amount of ineffectiveness has been identified and recorded.
Income taxes — Income tax expense for continuing operations and discontinued operations is based on reported earnings (loss) before income taxes in accordance with the tax rules and regulations of the specific legal entities within the various specific taxing jurisdictions where the Company’s income is earned. The income tax rates imposed by these taxing jurisdictions vary substantially. Taxable income may differ from income before income taxes for financial accounting purposes. To the extent that differences are due to revenue or expense items reported in one period for tax purposes and in another period for financial accounting purposes, a provision for deferred income taxes is made using enacted tax rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recognized if it is anticipated that some or all of a deferred tax asset may not be realized. Deferred income taxes are not recorded on undistributed earnings of international affiliates based on the Company’s intention that these earnings will continue to be reinvested.

Products liability — The Company accrues costs for products liability at the time a loss is probable and the amount of loss can be estimated. The Company believes the probability of loss can be established and the amount of loss can be estimated only after certain minimum information is available, including verification that Company-produced products were involved in the incident giving rise to the claim, the condition of the product purported to be involved in the claim, the nature of the incident giving rise to the claim and the extent of the purported injury or damages. In cases where such information is known, each products liability claim is evaluated based on its specific facts and circumstances. A judgment is then made to determine the requirement for establishment or revision of an accrual for any potential liability. The liability often cannot be determined with precision until the claim is resolved.
Pursuant to applicable accounting rules, the Company accrues the minimum liability for each known claim when the estimated outcome is a range of possible loss and no one amount within that range is more likely than another. The Company uses a range of settlements because an average settlement cost would not be meaningful since the products liability claims faced by the Company are unique and widely variable. The cases involve different types of tires, models and lines, different circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s products liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, the claims asserted and the resolutions of those claims have an enormous amount of variability. The costs have ranged from zero dollars to $12 million in one case with no “average” that is meaningful. No specific accrual is made for individual unasserted claims or for premature claims, asserted claims where the minimum information needed to evaluate the probability of a liability is not yet known. However, an accrual for such claims based, in part, on management’s expectations for future litigation activity and the settled claims history is maintained. Because of the speculative nature of litigation in the United States, the Company does not believe a meaningful aggregate range of potential loss for asserted and unasserted claims can be determined. The Company’s experience has demonstrated that its estimates have been reasonably accurate and, on average, cases are settled at amounts close to the reserves established. However, it is possible an individual claim from time to time may result in an aberration from the norm and could have a material impact.
The Company determines its reserves using the number of incidents expected during a year. During 2007, the Company increased its products liability reserve by $51,306. The addition of another year of self-insured incidents accounted for $29,760 of this increase. The Company revised its estimates of future settlements for unasserted and premature claims. In addition, the Company also revised its estimate of the number of additional incidents expected during each year for years subsequent to 2005. These revisions increased the reserve by $8,946. Finally, changes in the amount of reserves for cases where sufficient information is known to estimate a liability increased by $12,600.

During 2008, the Company increased its products liability reserve by $55,970. The addition of another year of self-insured incidents accounted for $35,348 of this increase. The Company revised its estimates of future settlements for unasserted and premature claims. These revisions increased the reserve by $7,956. Finally, changes in the amount of reserves for cases where sufficient information is known to estimate a liability increased by $12,666.
The time frame for the payment of a products liability claim is too variable to be meaningful. From the time a claim is filed to its ultimate disposition depends on the unique nature of the case, how it is resolved — claim dismissed, negotiated settlement, trial verdict and appeals process — and is highly dependent on jurisdiction, specific facts, the plaintiff’s attorney, the court’s docket and other factors. Given that some claims may be resolved in weeks and others may take five years or more, it is impossible to predict with any reasonable reliability the time frame over which the accrued amounts may be paid.
During 2007, the Company paid $24,268 and during 2008, the Company paid $39,643 to resolve cases and claims. The Company’s products liability reserve balance at December 31, 2007 totaled $107,304 (current portion of $16,864). At December 31, 2008, the products liability reserve balance totaled $123,632 (current portion of $28,737).
The products liability expense reported by the Company includes amortization of insurance premium costs, adjustments to settlement reserves and legal costs incurred in defending claims against the Company offset by recoveries of legal fees. Legal costs are expensed as incurred and products liability insurance premiums are amortized over coverage periods. The Company is entitled to reimbursement, under certain insurance contracts in place for periods ending prior to April 1, 2003, of legal fees expensed in prior periods based on events occurring in those periods. The Company records the reimbursements under such policies in the period the conditions for reimbursement are met.
Products liability costs totaled $63,649, $70,303 and $81,262 in 2006, 2007 and 2008, respectively, and include recoveries of legal fees of $9,434, $9,795 and $5,742 in 2006, 2007 and 2008, respectively. Policies applicable to claims occurring on April 1, 2003, and thereafter, do not provide for recovery of legal fees.
Advertising expense — Expenses incurred for advertising include production and media and are generally expensed when incurred. Dealer-earned cooperative advertising expense is recorded when earned. Advertising expense for 2006, 2007 and 2008 was $59,112, $42,555 and $48,102, respectively.
Stock-based compensation — Prior to the adoption of SFAS No. 123 (R), the Company presented all benefits of its tax deductions resulting from the exercise of share-based compensation as operating cash flows in its Statement of Cash Flows. SFAS No. 123(R) requires the benefits of tax deductions in excess of the compensation cost recognized for those options (excess tax benefits) to be classified as financing cash flows. For the years ended December 31, 2007 and 2008, the Company recognized $2,915 and $26, respectively, of excess tax benefits as a financing cash inflow.

The fair value of option grants was estimated at the date of grant using a Black-Scholes option pricing model with the following weighted average assumptions:

	2006	2007
Risk-free interest rate	4.6%	4.6%
Dividend yield	2.9%	2.2%
Expected volatility of the Company’s common stock	0.350	0.360
Expected life in years	6.8	8.0
The weighted average fair value of options granted in 2006 and 2007 was $4.55 and $7.28, respectively. No stock options were granted in 2008.
Warranties — The Company provides for the estimated cost of product warranties at the time revenue is recognized based primarily on historical return rates, estimates of the eligible tire population and the value of tires to be replaced. The following table summarizes the activity in the Company’s product warranty liabilities which are recorded in Accrued liabilities and Other long-term liabilities in the Company’s Consolidated Balance Sheets:

	2007	2008
Reserve at January 1	$15,967	$16,510

Additions	20,552	19,816
Reduction to enhanced warranty reserve	—	—
Payments	(20,009)	(18,082)

Reserve at December 31	$16,510	$18,244

Use of estimates — The preparation of consolidated financial statements in conformity with U. S. generally accepted accounting principles requires management to make estimates and assumptions that affect reported amounts of: (1) revenues and expenses during the reporting period; and (2) assets and liabilities, as well as disclosure of contingent assets and liabilities, at the date of the consolidated financial statements. Actual results could differ from those estimates.
Revenue recognition — Revenues are recognized when title to the product passes to customers. Shipping and handling costs are recorded in cost of products sold. Allowance programs such as volume rebates and cash discounts are recorded at the time of sale based on anticipated accrual rates for the year.
Research and development — Costs are charged to cost of products sold as incurred and amounted to approximately $23,184, $22,186 and $23,054 in 2006, 2007 and 2008, respectively.

Accounting pronouncements —
In September, 2006, the FASB issued SFAS No. 157, “Fair Value Measurements.” This Statement provides guidance for using fair value to measure assets and liabilities. The Statement defines fair value and establishes a fair value hierarchy that prioritizes the information used to develop assumptions market participants would use when pricing the asset or liability. The provisions of this Statement are effective for financial statements issued for fiscal years beginning after November 15, 2007, and interim periods within those fiscal years. On February 12, 2008, the FASB issued FASB Staff Position SFAS No. 157-2, “Effective Date of FASB Measurement No. 157” (“the FSP”). The FSP amends SFAS No. 157 to delay the effective date of this Statement for all nonfinancial assets and nonfinancial liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). For items within its scope, the FSP defers the effective date of SFAS No. 157 to fiscal years beginning after November 15, 2008, and interim periods within those fiscal years. The Company adopted SFAS No. 157 as of January 1, 2008 except for non-financial assets and liabilities recognized or disclosed at fair value on a non-recurring basis, for which the effective date is fiscal years beginning after November 15, 2008. See Note 11 — Fair Value of Financial Instruments for additional discussion of SFAS No. 157.
In February 2007, the FASB issued SFAS No. 159 ''The Fair Value Option for Financial Assets and Financial Liabilities, including an amendment to FASB Statement 115’’ (SFAS No. 159). This statement permits entities to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. This statement also establishes presentation and disclosure requirements designed to facilitate comparisons between entities that choose different measurement attributes for similar types of assets and liabilities. SFAS No. 159 is effective for fiscal years beginning after November 15, 2007. The Company adopted SFAS No. 159 as of January1, 2008, but it had no impact on its financial condition or results of operations as the Company did not elect to apply the fair value options.
In December 2007, the FASB issued SFAS No. 141(R) ''Business Combinations’’ (SFAS No. 141(R)). This statement replaces FASB Statement No. 141, “Business Combinations.” This statement defines the term acquirer and establishes guidance for how the acquirer is to recognize and measure in its financial statements the identifiable assets acquired, the liabilities assumed and any noncontrolling interest in the acquiree. It also provides guidance on how the acquirer is to recognize and measure the goodwill acquired in the business combination or a gain from a bargain purchase. SFAS No. 141(R) is effective for fiscal years beginning on or after December 15, 2008. The Company will be required to adopt SFAS No. 141(R) as of January 1, 2009 and is currently evaluating the provisions of this Statement, the impact on its acquisition related processes and its approach to adoption of the Statement.
In December 2007, the FASB issued SFAS No. 160 ''Noncontrolling Interests in Consolidated Financial Statements — an amendment of ARB No. 151” (SFAS No. 160). This statement amends ARB No. 151 to establish accounting and reporting standards for the noncontrolling interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. This statement changes the way the consolidated income statement is presented by requiring the consolidated net income to be reported at amounts that include the amounts attributable to both the parent and the noncontrolling interests. SFAS No. 160 is effective for fiscal years beginning on or after December 15, 2008. The Company was required to adopt SFAS No. 160 as of January 1, 2009.
In March 2008, the FASB issued SFAS No. 161 “Disclosures About Derivative Instruments and Hedging Activities — an Amendment of FASB Statement No. 133”. SFAS No. 161 requires entities that utilize derivative instruments to provide qualitative disclosures about their objectives and strategies for using such instruments, as well as any details of credit risk related contingent features contained within the derivatives. SFAS No. 161 also requires entities to disclose additional information about the amounts and locations of derivatives located within the financial statements, how the provisions of SFAS No. 133 have been applied and the impact hedges have on an entity’s financial position, financial performance and cash flows. SFAS No. 161 is effective for fiscal years and interim periods beginning after November 15, 2008, with early application encouraged. The Company is currently evaluating the provisions of this Statement, the impact on its consolidated financial statements and the timing and approach to adoption of the Statement.
In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles”. SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements that are presented in conformity with generally accepted accounting principles in the United States. This statement did not change existing practices. This statement became effective on November 15, 2008 and did not have a material effect on the Company’s consolidated financial statements.
Note 2 — Acquisitions
Effective February 4, 2006, the Company acquired a 51 percent ownership position in Cooper Chengshan (Shandong) Passenger Tire Company Ltd. and Cooper Chengshan (Shandong) Tire Company, Ltd. (“Cooper Chengshan”). The new companies, which were formed upon governmental approval of the transaction, together were known as Shandong Chengshan Tire Company, Ltd. (“Chengshan”) of Shandong, China. The two companies were formed by transferring specified assets and obligations to newly formed entities and the Company acquired a 51 percent interest in each thereafter. Certain inventories and accounts receivable were not transferred to the newly formed entities and cash was provided by Chengshan to achieve the contractually required net value of the Cooper Chengshan companies. Following formation of the companies, working capital increases consumed cash as accounts receivable and inventory balances grew to operating levels. The Company also acquired a 25 percent ownership position in the steel cord factory which is located adjacent to the tire manufacturing facility in Rongchen City, Shandong, China. On October 12, 2007, the Company sold its ownership position in the steel cord factory and did not recognize a gain or loss.

The purchase price of the acquisition was $79,782 which included $73,382 for the 51 percent ownership position in Cooper Chengshan and $6,400 for the 25 percent position in the steel cord factory. The Company paid $36,646 (net of cash acquired of $18,815) and an additional $17,921 was due upon the signing of the share pledge agreement providing collateral against unknown liabilities or upon the resolution of post-closing adjustments. The Company paid $11,964 of this amount during 2007 and the remaining balance was paid in February 2008. Debt of $61,750 was also transferred to the newly formed Cooper Chengshan entities. The newly formed entities reflected an obligation of $35,739 to Chengshan at December 31, 2006 and this obligation was funded by issuing new debt.
Cooper Chengshan manufactures car and light truck radial tires as well as radial and bias medium truck tires primarily under the brand names of Chengshan and Austone.
The Cooper Chengshan acquisition was accounted for as a purchase transaction. The total purchase price was allocated to fixed assets, liabilities and tangible and identifiable intangible assets based on independent appraisals of their respective fair values. The excess purchase price over the estimated fair value of the net assets acquired was allocated to goodwill. The operating results of Cooper Chengshan have been included in the consolidated financial statements of the Company since the date of acquisition.
The purchase price and the final allocation for the 51 percent interest in Cooper Chengshan were as follows:

Assets
Cash	$18,815
Accounts receivable	23,863
Inventory	32,672
Other current assets	1,012
Property, plant & equipment	151,689
Goodwill	31,340
Intangible and other assets	18,356

Liabilities
Payable to Chengshan	(35,739)
Accounts payable	(57,246)
Accrued liabilities	(10,767)
Deferred taxes	(1,217)
Noncontrolling shareholders’ interest	(37,646)
Debt	(61,750)

$73,382

The acquisition did not meet the thresholds for a significant acquisition and therefore no pro forma financial information is presented.

In connection with this acquisition, beginning January 1, 2009 and continuing through December 31, 2011, the noncontrolling shareholder interest partner has the right to sell, and, if exercised, the Company has the obligation to purchase, the remaining 49 percent noncontrolling shareholder interest share at a minimum price of $62,700.
Note 3 — Discontinued Operations
On December 23, 2004, the Company sold its automotive operations, known as Cooper-Standard Automotive. In connection with the sale, the Company agreed to indemnify the buyer against pre-closing income tax liabilities and other items specified in the Sales Agreement. For indemnity commitments where the Company believes future payments are probable, it also believes the expected outcomes can be estimated with reasonable accuracy. Accordingly, for such amounts, a liability has been recorded with a corresponding decrease in the gain on the sale. Other indemnity provisions will be monitored for possible future payments not presently contemplated. With the passage of time, additional information may become available to the Company which would indicate the estimated indemnification amounts require revision. Changes in estimates of the amount of indemnity payments will be reflected as income or loss from discontinued operations in the periods in which the additional information becomes known.
On October 5, 2007, the Company sold its Oliver Rubber Company subsidiary. In addition to the segregation of operating financial results, assets and liabilities, Emerging Issues Task Force (“EITF”) No. 87-24, “Allocation of Interest to Discontinued Operations,” mandates the reallocation to continuing operations of general corporate overhead previously allocated to discontinued operations. Corporate overhead that previously would have been allocated to Oliver Rubber Company of $1,086 and $923 for the years ended 2006 and 2007 respectively is charged against continuing operations in the Company’s consolidated statements of operations. Proceeds from the sale were $66,256. The sale resulted in a gain of $26,475, net of taxes in the fourth quarter of 2007 and included the release of a tax valuation allowance, a portion of which was recorded in the third quarter.
Note 4 — Inventories
At December 31, 2007, approximately 41 percent of the Company’s inventories had been valued under the LIFO method. With the growth of the Company’s operations in China, approximately 33 percent of the Company’s inventories at December 31, 2008 have been valued under the LIFO method and the remaining inventories have been valued under the FIFO or average cost method. All inventories are stated at the lower of cost or market.

Under the LIFO method, inventories have been reduced by approximately $139,808 and $221,854 at December 31, 2007 and 2008, respectively, from current cost which would be reported under the first-in, first-out method. Inventories in the United States which are accounted for using the LIFO cost method at December 31, 2007 were lower than at December 31, 2006 and, for the year ended December 31, 2007, cost of products sold has been reduced by $22,009 as a result. Cost of products sold for the year ended December 31, 2006 was reduced by $8,790 as a result of inventory valuation reductions in the United States as of December 31, 2006.
The Company’s International Tire Operations pre-purchased significant amounts of raw materials, particularly natural rubber during a period when prices for these commodities were high. This was done with the intent of assuring supply and minimizing future costs. At the end of 2008 demand for tires severely declined affecting the rate at which these raw materials could be used and the number of units in finished goods inventory. The Company was required to record a charge of $5,809 related to these raw materials and $4,428 related to finished goods at the end of 2008 to adhere to lower of cost or market accounting principles.
Note 5 — Other Current Assets
Other current assets at December 31 are as follows:

	2007	2008
Investment in Kumho Tire Co., Inc.	$112,170	$—
Income tax recoverable	7,525	43,441
Other	15,018	14,849

	$134,713	$58,290

The Company owned 15 million global depositary shares (equivalent to 7.5 million common shares) of Kumho Tire Company, Inc. of Korea. The Company held an option to sell such  shares to Kumho Tire which was exercisable beginning in February 2008 at the greater of the price paid or the fair market value at the date of exercise. The Company exercised its put option and received proceeds of $106,950 in the third quarter of 2008.
Note 6 — Goodwill and Intangibles
Goodwill is recorded in the segment where it was generated by acquisitions. The Company recorded $31,340 of goodwill and $7,173 of definite-lived intangible assets associated with its acquisition of Cooper Chengshan. Purchased goodwill and indefinite-lived intangible assets are tested annually for impairment unless indicators are present that would require an earlier test.

During the fourth quarter of 2006, the Company completed its annual test for impairment and determined that impairment existed in the goodwill and in the indefinite-lived intangible assets of its North American Tire Operations segment. While the Company made good faith projections of future cash flow in 2005, it failed to meet those projections in 2006 due to industry conditions and other factors. The Company believed certain of these factors would continue to have an impact into the future and, following a review of the valuation of the segment’s identifiable assets, the Company wrote off the goodwill of the North American Tire Operations segment which totaled $44,599 and also recorded an impairment charge of $3,374 related to the indefinite-lived intangible assets of the segment. During the fourth quarter of 2007, the Company completed its annual test for impairment and no impairment was indicated.
During the fourth quarter of 2008, the Company completed its annual test for impairment and determined that impairment existed in the goodwill of its International Tire Operations segment. The impact of the current global economic environment caused the Company to revise its future cash flow projections and, following a review of the valuation of the segment’s identifiable assets, the Company wrote off the goodwill of the International Tire Operations segment which totaled $31,340.
The following table presents intangible assets and accumulated amortization balances as of December 31, 2007 and 2008:

	December 31, 2007			December 31, 2008
	Gross		Net	Gross		Net
	Carrying	Accumulated	Carrying	Carrying	Accumulated	Carrying
	Amount	Amortization	Amount	Amount	Amortization	Amount
Definite-lived:
Trademarks and tradenames	$10,891	$(3,281)	$7,610	$10,891	$(3,874)	$7,017
Patents and technology	15,038	(12,951)	2,087	15,038	(14,382)	656
Other	8,252	(4,870)	3,382	8,252	(5,840)	2,412

	34,181	(21,102)	13,079	34,181	(24,096)	10,085

Indefinite-lived:
Trademarks	9,817	—	9,817	9,817	—	9,817

	$43,998	$(21,102)	$22,896	$43,998	$(24,096)	$19,902

Estimated amortization expense over the next five years is as follows: 2009 — $1,357, 2010 - $1,289, 2011 — $1,259, 2012 — $1,237 and 2013 — $863. The future amortization expense amounts are lower than in prior years due to lower intangible asset balances as a result of the reclassification of the purchase price of Cooper Chengshan.

Note 7 — Other Assets
Other assets at December 31 are as follows:

	2007	2008
Investment in unconsolidated subsidiary	$—	$26,848
Other	59,324	48,257

	$59,324	$75,105

During 2008, the Company invested in a Mexican tire manufacturing facility and obtained an approximate 38 percent ownership interest. The Company’s investment during 2008 was $29,194 and the Company has recorded its share of the loss of the operation in the amount of $2,346.
Note 8 — Accrued Liabilities
Accrued liabilities at December 31 are as follows:

	2007	2008
Payroll and withholdings	$46,140	$22,047
Products liability	16,864	28,737
Medical	4,761	22,396
Foreign currency (gain) loss on derivative financial instruments	8,565	(1,252)
Other	65,418	51,843

	$141,748	$123,771

Note 9 — Income Taxes
Components of income (loss) from continuing operations before income taxes were as follows:

	2006	2007	2008
United States	$(95,435)	$69,205	$(228,398)
Foreign	19,440	46,825	(29,377)

Total	$(75,995)	$116,030	$(257,775)

The provision (benefit) for income tax for continuing operations consists of the following:

	2006	2007	2008
Current:
Federal	$8,030	$5,124	$(31,368)
State and local	203	753	147
Foreign	4,326	2,447	4,274

	12,559	8,324	(26,947)

Deferred:
Federal	(16,333)	4,171	(2,005)
State and local	(631)	(183)	—
Foreign	(933)	3,523	(1,322)

	(17,897)	7,511	(3,327)

	$(5,338)	$15,835	$(30,274)

A reconciliation of income tax expense (benefit) for continuing operations to the tax based on the U.S. statutory rate is as follows:

	2006	2007	2008
Income tax provision (benefit) at 35%	$(27,804)	$40,610	$(90,221)

State and local income tax, net of federal income tax effect	(757)	613	(6,399)

U.S. tax credits	(5,505)	(1,689)	(2,415)

Difference in effective tax rates of international operations	(2,617)	(8,662)	13,235

Impairment of goodwill	15,597	—	—

Valuation allowance	18,136	(12,804)	54,458

Other — net	(2,388)	(2,233)	1,068

Income tax expense	$(5,338)	$15,835	$(30,274)
Payments for income taxes in 2006, 2007 and 2008, net of refunds, were $4,505, $16,200 and $10,351, respectively.

Deferred tax assets and liabilities result from differences in the basis of assets and liabilities for tax and financial reporting purposes. Significant components of the Company’s deferred tax assets and liabilities at December 31 were as follows:

	2007	2008
Deferred tax assets:
Postretirement and other employee benefits	$122,849	$198,881
Net operating loss, capital loss, and tax credits carryforwards	36,004	63,066
All other items	76,548	110,376

Total deferred tax assets	235,401	372,323

Deferred tax liabilities:
Property, plant and equipment	(124,243)	(114,462)
All other items	(18,017)	(15,444)

Total deferred tax liabilities	(142,260)	(129,906)

	93,141	242,417
Valuation allowances	(87,367)	(231,270)

Net deferred tax asset	$5,774	$11,147

The net deferred taxes in the consolidated balance sheets are as follows:

	2007	2008
Net deferred tax asset	$5,774	$11,147

At December 31, 2008, the Company has U.S. federal tax losses of $24,944, as well as apportioned state tax losses of $333,400 and foreign tax losses of $17,519 available for carryforward. The Company also has U.S. federal tax credits of $11,767 and state tax credits of $6,379 in addition to U.S. capital losses of $40,619 available for carryforward. Valuation allowances have been provided for those items which, based upon an assessment, it is more likely than not that some portion may not be realized. The U.S. federal and state tax loss carryforwards and other tax attributes will expire from 2009 through 2027. The foreign tax losses expire no sooner than 2012. The U. S. federal capital loss carryover will expire in 2009.
The Company’s remaining U.S. federal tax loss carryforward is net of current and prior year “specified liability loss” carry backs of $100,682. These carry backs resulted in current year tax benefits of $35,239.

The Company has adopted FIN No. 48, “Accounting for Uncertainty in Income Taxes”. The Company’s liability for unrecognized tax benefits for permanent and temporary book/tax differences for continuing operations, exclusive of interest, total approximately $7,623 as itemized in the tabular roll forward below:

	2007	2008
Balance at January 1	$1,658	$3,777

Additions for tax positions of the current year	403	1,640
Additions for tax positions of prior years	1,716	2,307
Reductions for tax positions of prior years	—	(101)

Balance at December 31	$3,777	$7,623

Of this amount, the effective rate would change upon the recognition of approximately $5,900 of these unrecognized tax benefits. The Company accrued, through the tax provision, approximately $391, $319 and $419 of interest expense for 2006, 2007 and 2008 respectively. At December 31, 2008, the Company has $1,827 of interest accrued.
U. S. income taxes were not provided on a cumulative total of approximately $105,540 of undistributed earnings, as well as a minimal amount of other comprehensive income for certain non-U.S. subsidiaries. The Company currently intends to reinvest these earnings in operations outside the United States. It is not practicable to determine the amount of additional U.S. income taxes that could be payable upon remittance of these earnings since taxes payable would be reduced by foreign tax credits based upon income tax laws and circumstances at the time of distribution. The Company has joint ventures in China that have been granted full and partial income tax holidays. The holidays terminate after five years and the first expires in 2010.
During 2008 the Company became aware of a potentially favorable settlement of the pending bilateral Advance Pricing Agreement (“APA”) negotiations between the U.S. and Canada. This relates to pre-disposition years (2000-2004) of a discontinued operation. Pursuant to the related sales agreement, the Company is responsible for all pre-disposition tax obligations and is entitled to all tax refunds applicable to that period. The Company believes the settlement could be significant but is unable to quantify with certainty the overall impact to the Company until the APA agreement is finalized and signed by all parties. Complex recalculations will be required for the affected income tax returns of the discontinued operation’s Canadian subsidiary to quantify the tax refund. This overpayment is ultimately due to the Company under the sales agreement. However, the party obligated to pay the Company may not be able to pay the Company any or all of the amount of such obligation due to certain legal limitations or restrictions that may be imposed on such party. The revised intercompany transfer pricing terms will also result in an increased tax obligation to the Company on its consolidated U.S. income tax returns for the pre-disposition years. At such time as a more definitive estimate of the overall impact from the resolution of the APA can be made and the certainty as to the amount of such payment to the Company is assured, the Company will record the outcome to discontinued operations.

The Company and its subsidiaries are subject to income taxes in the U.S. federal jurisdiction and various state and foreign jurisdictions. With few exceptions, the Company is no longer subject to U.S. federal, state and foreign tax examinations by tax authorities for years prior to 2000.
Note 10 — Debt
On August 30, 2006, the Company established an accounts receivable securitization facility of up to $175,000. Pursuant to the terms of the facility, the Company sells certain of its domestic trade receivables on a continuous basis to its wholly-owned, bankruptcy-remote subsidiary, Cooper Receivables LLC (“CRLLC”). In turn, CRLLC may sell from time to time an undivided ownership interest in the purchased trade receivables, without recourse, to a PNC Bank administered, asset-backed commercial paper conduit. The facility was initially scheduled to expire in August 2009. On September 14, 2007, the Company amended the accounts receivable facility to exclude the sale of certain receivables, reduce the size of the facility to $125 million and to extend the maturity to September 2010. No ownership interests in the purchased trade receivables had been sold to the bank conduit as of December 31, 2007 or December 31, 2008. The Company had issued standby letters of credit under this facility totaling $27,200 and $29,500 at December 31, 2007 and 2008, respectively.
Under the provisions of SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, the ownership interest in the trade receivables sold to the bank conduit will be recorded as legal transfers without recourse, with those accounts receivable removed from the consolidated balance sheet. The Company continues to service any sold trade receivables for the financial institution at market rates; accordingly, no servicing asset or liability will be recognized.
On November 9, 2007, the Company and its subsidiary, Max-Trac Tire Co., Inc., entered into a Loan and Security Agreement (New Credit Agreement) with a consortium of six banks. This New Credit Agreement provides a $200,000 credit facility to the Company and Max-Trac Tire Co., Inc. The New Credit Agreement is a revolving credit facility maturing on November 9, 2012 and is secured by the Company’s United States inventory, certain North American accounts receivable that have not been previously pledged and general intangibles related to the foregoing. The New Credit Agreement and the accounts receivable securitization facility have no financial covenants. Borrowings under the New Credit Agreement bear a margin based on the London Interbank Offered Rate. There were no borrowings under the New Credit Agreement at December 31, 2007 or December 31, 2008.

During 2006, the Company repurchased $3,000 of its long-term debt due in 2019 and $1,000 of its long-term debt due in 2027. Deferred financing costs of $65 were written off in conjunction with these repurchases. During 2007, the Company repurchased $80,867 of its long-term debt due in 2009. The Company incurred transaction-related costs of $2,558 related to these repurchases, including $330 of deferred financing costs written off. During 2008, the Company repurchased $14,300 of its long-term debt due in 2009. The Company incurred transaction-related costs of $593 related to these repurchases, including $41 of deferred financing costs written off.
The following table summarizes the long-term debt of the Company at December 31, 2007 and 2008 and, except for capital leases, the long-term debt is due in an aggregate principal payment on the due date:

	2007	2008
Parent company
7.75% unsecured notes due December 2009	$111,213	$96,913
8% unsecured notes due December 2019	173,578	173,578
7.625% unsecured notes due March 2027	116,880	116,880
Capitalized leases and other	5,080	5,081

	406,751	392,452

Subsidiaries
3.693% to 5.58% unsecured notes due in 2009	47,807	50,848
3.718% to 7.47% unsecured notes due in 2010	10,050	14,880
5.67% to 7.56% unsecured notes due in 2011	—	15,330

	57,857	81,058

	464,608	473,510
Less current maturities	—	147,761

	$464,608	$325,749

Over the next five years, the Company has payments related to the above debt of: 2009 — $147,761, 2010 — $14,880, 2011 — $15,330, 2012 — $0 and 2013 — $0. In addition, the Company’s partially owned, consolidated subsidiary operations in China have short-term notes payable of $185 million due in 2009. The weighted average interest rate of the short-term notes payable at December 31, 2007 and 2008 was 5.91 percent and 7.75 percent, respectively.
The Company and its subsidiaries also have, from various banking sources, approximately $4,300 of available short-term lines of credit at rates of interest approximating euro-based interest rates. The amounts available and outstanding vary based on exchange rates as borrowings may be in currencies other than the U.S. Dollar.
Interest paid on debt during 2006, 2007 and 2008 was $55,272, $51,970 and $51,964, respectively. The amount of interest capitalized was $2,894, $2,983 and $1,683 during 2006, 2007 and 2008, respectively.

Note 11 — Fair Value of Financial Instruments
The fair value of the Company’s debt is computed using discounted cash flow analyses based on the Company’s estimated current incremental borrowing rates. The carrying amounts and fair values of the Company’s financial instruments as of December 31 are as follows:

	2007		2008
	Carrying	Fair	Carrying	Fair
	Amount	Value	Amount	Value
Cash and cash equivalents	$345,947	$345,947	$247,672	$247,672
Notes payable	(86,384)	(86,384)	(184,774)	(184,774)
Current portion of long-term debt	—	—	(147,761)	(142,161)
Long-term debt	(464,608)	(438,208)	(325,749)	(158,949)
Derivative financial instruments	8,565	8,565	(1,252)	(1,252)
The derivative financial instruments include fair value and cash flow hedges of foreign currency exposures. Exchange rate fluctuations on the foreign currency-denominated intercompany loans and obligations are offset by the change in values of the fair value foreign currency hedges. The Company presently hedges exposures in the Euro, Canadian dollar, British pound sterling, Swiss franc, Swedish kronar, Mexican peso and Chinese yuan generally for transactions expected to occur within the next 12 months. The notional amount of these foreign currency derivative instruments at December 31, 2007 and 2008 was $223,200 and $178,100, respectively. The counterparties to each of these agreements are major commercial banks. Management believes that the probability of losses related to credit risk on investments classified as cash and cash equivalents and short-term investments is unlikely.
On January 1, 2008, the Company adopted the provisions of SFAS No. 157.
SFAS No. 157 defines fair value, establishes a framework for measuring fair value, establishes a fair value hierarchy on the quality of inputs used to measure fair value and enhances disclosure requirements for fair value measurements. The Company accounts for certain financial assets and liabilities at fair value under various accounting literature.
In accordance with SFAS No. 157, the Company has categorized its financial instruments, based on the priority of the inputs to the valuation technique, into the three-level fair value hierarchy. The fair value hierarchy gives the highest priority to quoted prices in active markets for identical assets or liabilities (Level 1) and the lowest priority to unobservable inputs (Level 3). If the inputs used to measure the financial instruments fall within the different levels of the hierarchy, the categorization is based on the lowest level input that is significant to the fair value measurement of the instrument.

Financial assets and liabilities recorded on the Consolidated Balance Sheet are categorized based on the inputs to the valuation techniques as follows:
Level 1. Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the Company has the ability to access.
Level 2. Financial assets and liabilities whose values are based on quoted prices in markets that are not active or model inputs that are observable either directly or indirectly for substantially the full term of the asset or liability. Level 2 inputs include the following:
a. Quoted prices for similar assets or liabilities in active markets;
b. Quoted prices for identical or similar assets or liabilities in non-active markets;
c. Pricing models whose inputs are observable for substantially the full term of the asset or liability; and
d. Pricing models whose inputs are derived principally from or corroborated by observable market data through correlation or other means for substantially the full term of the asset or liability.
Level 3. Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.
The following table presents the Company’s fair value hierarchy for those assets and liabilities measured at fair value on a recurring basis as of December 31, 2008:

		Fair Value Measurements at December 31, 2008 Using
		Quoted Prices	Significant
		in Active Markets	Other	Significant
		for Identical	Observable	Unobservable
	December 31,	Assets	Inputs	Inputs
Description	2008	Level (1)	Level (2)	Level (3)
Liabilities:
Accrued liabilities — foreign currency (gain) loss on derivative financial instruments	$(1,252)		$(1,252)
Note 12 — Pensions and Postretirement Benefits Other than Pensions
The Company and its subsidiaries have a number of plans providing pension, retirement or profit-sharing benefits for substantially all domestic employees. These plans include defined benefit and defined contribution plans. The Company has an unfunded, nonqualified supplemental retirement benefit plan covering certain employees whose participation in the qualified plan is limited by provisions of the Internal Revenue Code.

For defined benefit plans, benefits are generally based on compensation and length of service for salaried employees and length of service for hourly employees. In 2002, a new hybrid pension plan covering all domestic salaried and non-bargained hourly employees was established. Employees at the effective date, meeting certain requirements, were grandfathered under the previous defined benefit rules. The new hybrid pension plan covering non-grandfathered employees resembles a savings account. Nominal accounts are credited based on a combination of age, years of service and percentage of earnings. A cash-out option is available upon termination or retirement. Employees of certain of the Company’s foreign operations are covered by either contributory or non-contributory trusteed pension plans.
Participation in the Company’s defined contribution plans is voluntary. The Company matches certain plan participants’ contributions up to various limits. Participants’ contributions are limited based on their compensation and, for certain supplemental contributions which are not eligible for company matching, based on their age. Company contributions for certain of these plans are dependent on operating performance. Expense for those plans was $0, $5,122 and $0 for 2006, 2007 and 2008, respectively.
The Company currently provides retiree health care and life insurance benefits to a significant percentage of its U. S. salaried and hourly employees. U. S. salaried and non-bargained hourly employees hired on or after January 1, 2003 are not eligible for retiree health care or life insurance coverage. The Company has reserved the right to modify or terminate certain of these salaried benefits at any time.
The Company adopted SFAS No. 106 in 1992 and, to mitigate the impact of medical cost inflation on the Company’s retiree medical obligation, instituted per household caps on the amounts of retiree medical benefits it will provide to future retirees. The caps do not apply to individuals who retired prior to certain specified dates. Costs in excess of these caps will be paid by plan participants. The Company implemented increased cost sharing in 2004 in the retiree medical coverage provided to certain eligible current and future retirees. Since then cost sharing has expanded such that nearly all covered retirees pay a charge to be enrolled.
On December 31, 2006, the Company adopted the recognition and disclosure provisions of SFAS No. 158. This statement required the Company to recognize the funded status (i.e., the difference between the fair value of plan assets and the projected benefit obligation) of its pension and other postretirement benefit (“OPEB”) plans in the December 31, 2006 consolidated balance sheet, with a corresponding adjustment to cumulative other comprehensive loss (a component of stockholders’ equity), net of tax. The adjustment to cumulative other comprehensive loss at adoption represented the net unrecognized actuarial losses and unrecognized prior service costs, all of which were previously netted against the plans’ funded status in the Company’s consolidated balance sheets pursuant to the provisions of SFAS No. 87, “Employers’ Accounting for Pensions (SFAS No. 87)” and SFAS No. 106. These amounts will be subsequently recognized as net periodic pension cost pursuant to the Company’s historical accounting policy for amortizing such amounts. Further, actuarial gains and losses that arise in subsequent periods and are not recognized as net periodic benefit costs in the same periods will be recognized as a component of other comprehensive income. Those amounts will be subsequently recognized as components of net periodic benefit cost on the same basis as the amount recognized in cumulative other comprehensive loss at adoption of SFAS No. 158.
The following table reflects changes in the projected obligations and fair market values of assets in all defined benefit pension and other postretirement benefit plans of the Company:

			Other
	Pension Benefits		Postretirement Benefits
	2007	2008	2007	2008
Change in projected benefit obligation:
Projected benefit obligation at January 1	$1,102,427	$1,098,859	$275,128	$261,145
Service cost — employer	21,991	21,875	5,570	4,974
Service cost — employee	2,145	2,109	—	—
Interest cost	62,012	63,899	15,674	15,492
Actuarial (gain)/loss	(30,555)	(54,311)	(22,528)	(16,213)
Benefits paid	(64,459)	(58,789)	(12,699)	(12,719)
Foreign currency translation effect	5,298	(79,111)	—	—

Projected benefit obligation at December 31	$1,098,859	$994,531	$261,145	$252,679

Change in plans’ assets:
Fair value of plans’ assets at January 1	$962,120	$1,056,252	$—	$—
Actual return on plans’ assets	85,997	(248,978)	—	—
Employer contributions	66,300	39,886	—	—
Participant contributions	2,256	2,258	—	—
Benefits paid	(64,459)	(58,789)	—	—
Foreign currency translation effect	4,038	(64,724)	—	—

Fair value of plans’ assets at December 31	$1,056,252	$725,905	$—	$—

Funded status of the plans	$(42,607)	$(268,626)	$(261,145)	$(252,679)

Amounts recognized in the balance sheets:
Other assets	$13,000	$147	$—	$—
Accrued liabilities	—	—	(16,654)	(16,654)
Postretirement benefits other than pensions	—	—	(244,491)	(236,025)
Pension benefits	(55,607)	(268,773)	—	—
Included in cumulative other comprehensive loss at December 31, 2007 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service costs of ($17,575) (($14,878) net of tax) and unrecognized actuarial losses of $308,059 ($250,735 net of tax).
Included in cumulative other comprehensive loss at December 31, 2008 are the following amounts that have not yet been recognized in net periodic benefit cost: unrecognized prior service costs of ($18,046) (($16,698) net of tax) and unrecognized actuarial losses of $541,679 ($487,010 net of tax). The prior service cost and actuarial loss included in cumulative other comprehensive loss and expected to be recognized in net periodic benefit cost during the fiscal year-ended December 31, 2009 are ($1,208) and $32,100, respectively.

The underfunded status of the pension plans of $268,626 at December 31, 2008 is recognized in the accompanying consolidated balance sheets as Other assets for those overfunded plans and Other long-term liabilities for those underfunded plans. The unfunded status of the other postretirement benefits is recognized as Accrued liabilities for the current portion of $16,654 and as Postretirement benefits other than pensions for the long-term portion of $236,025.
The accumulated benefit obligation for all defined benefit pension plans was $1,043,991 and $954,971 at December 31, 2007 and 2008, respectively.
Weighted average assumptions used to determine benefit obligations at December 31:

			Other
	Pension Benefits		Postretirement Benefits
	2007	2008	2007	2008
All plans
Discount rate	5.97%	6.12%	6.00%	6.00%
Rate of compensation increase	3.46%	3.33%	—	—

Domestic plans
Discount rate	6.00%	6.00%	6.00%	6.00%
Rate of compensation increase	3.25%	3.25%	—	—

Foreign plans
Discount rate	5.89%	6.50%	—	—
Rate of compensation increase	3.96%	3.56%	—	—
At December 31, 2008, the weighted average assumed annual rate of increase in the cost of medical benefits was 6.0 percent per year for 2009 and thereafter. The weighted average assumed annual rate of increase in the cost of prescription drugs was 6.0 percent per year for 2009 and thereafter.

				Other
	Pension Benefits			Postretirement Benefits
	2006	2007	2008	2006	2007	2008
Components of net periodic benefit cost:
Service cost	$22,824	$21,991	$21,875	$5,725	$5,570	$4,974
Interest cost	57,501	62,012	63,899	15,605	15,674	15,492
Expected return on plan assets	(71,030)	(77,893)	(81,484)	—	—	—
Amortization of prior service cost	919	714	483	(308)	(308)	(308)
Recognized actuarial loss	15,335	15,257	11,593	3,507	2,836	1,196

Net periodic benefit cost	$25,549	$22,081	$16,366	$24,529	$23,772	$21,354

Weighted-average assumptions used to determine net periodic benefit cost for the years ended December 31:

				Other
	Pension Benefits			Postretirement Benefits
	2006	2007	2008	2006	2007	2008
All plans
Discount rate	5.68%	5.61%	5.97%	5.75%	5.75%	6.00%
Expected return on plan assets	8.62%	8.58%	8.25%	—	—	—
Rate of compensation increase	3.44%	3.37%	3.46%	—	—	—

Domestic plans
Discount rate	5.75%	5.75%	6.00%	5.75%	5.75%	6.00%
Expected return on plan assets	9.00%	9.00%	8.50%	—	—	—
Rate of compensation increase	3.25%	3.25%	3.25%	—	—	—

Foreign plans
Discount rate	5.49%	5.29%	5.89%	—	—	—
Expected return on plan assets	7.45%	7.45%	7.55%	—	—	—
Rate of compensation increase	3.98%	3.65%	3.96%	—	—	—
The following table lists the projected benefit obligation, accumulated benefit obligation and fair value of plan assets for the pension plans with projected benefit obligations and accumulated benefit obligations in excess of plan assets at December 31, 2007 and 2008:

	2007		2008
	Projected	Accumulated	Projected	Accumulated
	benefit	benefit	benefit	benefit
	obligation	obligation	obligation	obligation
	exceeds plan	exceeds plan	exceeds plan	exceeds plan
	assets	assets	assets	assets
Projected benefit obligation	$464,586	$464,586	$992,228	$992,228
Accumulated benefit obligation	453,666	453,666	952,751	952,751
Fair value of plan assets	408,979	408,979	723,455	723,455
Assumed health care cost trend rates for other postretirement benefits have a significant effect on the amounts reported. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

	Percentage Point
	Increase	Decrease
Increase (decrease) in total service and interest cost components	$153	$(136)

Increase (decrease) in the postretirement benefit obligation	2,100	(1,865)

The Company’s weighted average asset allocations for its domestic and foreign pension plans’ assets at December 31, 2007 and December 31, 2008 by asset category are as follows:

	U. S. Plans		U. K. Plan
Asset Category	2007	2008	2007	2008
Equity securities	68%	70%	62%	52%
Debt securities	31	30	36	45
Cash	1	0	2	3

Total	100%	100%	100%	100%

The Company’s investment policy for United States plans’ assets is to maintain an allocation of 70 percent in equity securities and 30 percent in debt securities. The Company’s investment policy for United Kingdom plan assets is to maintain an allocation of 60 percent in equity securities and 40 percent in fixed income securities. Rebalancing of the asset portfolios occurs periodically if the mix differs from the target allocation. Equity security investments are structured to achieve a balance between growth and value stocks. The Company also has a pension plan in Germany and the assets of that plan consist of investments in a German insurance company.
The fair market value of U. S. plan assets was $777,046 and $553,005 at December 31, 2007 and 2008, respectively. The fair market value of the United Kingdom plan assets was $276,659 and $170,450 at December 31, 2007 and 2008, respectively. The fair market value of the German pension plan assets was $2,547 and $2,450 at December 31, 2007 and 2008, respectively.
The Company determines the annual expected rates of return on pension assets by first analyzing the composition of its asset portfolio. Historical rates of return are applied to the portfolio. These computed rates of return are reviewed by the Company’s investment advisors and actuaries. Industry comparables and other outside guidance are also considered in the annual selection of the expected rates of return on pension assets.
During 2009, the Company expects to contribute only minimum requirements to its domestic and foreign pension plans, including the currently estimated amounts resulting from the planned closure of the Albany, Georgia facility. These amounts are expected to total approximately $45,000 to $50,000.

The Company estimates its benefit payments for its domestic and foreign pension plans and other postretirement benefit plans during the next ten years to be as follows:

		Other
	Pension	Postretirement
	Benefits	Benefits
2009	62,000	17,000
2010	62,000	18,000
2011	64,000	18,000
2012	66,000	18,000
2013	67,000	18,000
2014 through 2018	362,000	95,000
Note 13 — Other Long-term Liabilities
Other long-term liabilities at December 31 are as follows:

	2007	2008
Products liability	$90,440	$94,895
Other	17,676	20,908

	$108,116	$115,803

Note 14 — Common Stock
There were 8,406 common shares reserved for grants under compensation plans and contributions to the Company’s Spectrum Investment Savings Plan and Pre-Tax Savings plans at December 31, 2008. The Company matches contributions made by participants to these plans in accordance with a formula based upon the financial performance of the Company. Matching contributions are directed to the Company Stock Fund, however, employees may transfer these contributions to any of the other investment funds offered under the plans.

Note 15 — Cumulative Other Comprehensive Loss
The balances of each component of cumulative other comprehensive loss in the accompanying consolidated statements of stockholders’ equity are as follows:

	2007	2008
Cumulative currency translation adjustment	$34,894	$17,544

Changes in the fair value of derivatives and unrealized gains/(losses) on marketable securities	(7,281)	267
Tax effect	2,567	2,422

Net	(4,714)	2,689

Unrecognized postretirement benefit plans	(290,484)	(523,633)
Tax effect, net of valuation allowance	54,627	53,321

Net	(235,857)	(470,312)

	$(205,677)	$(450,079)

Net income (loss) reflects realized gains and losses on marketable securities and derivatives. Losses of $1,083, $4,195 and $7,038 were recognized in 2006, 2007 and 2008, respectively.
Note 16 — Stock-Based Compensation
Stock Options
The Company’s 1998, 2001 and 2006 incentive compensation plans allow the Company to grant awards to key employees in the form of stock options, stock awards, restricted stock units, stock appreciation rights, performance units, dividend equivalents and other awards. The 1996 incentive stock option plan and the 1998, 2001 and 2006 incentive compensation plans provide for granting options to key employees to purchase common shares at prices not less than market at the date of grant. Options under these plans may have terms of up to ten years becoming exercisable in whole or in consecutive installments, cumulative or otherwise. The plans allow the granting of nonqualified stock options which are not intended to qualify for the tax treatment applicable to incentive stock options under provisions of the Internal Revenue Code.
The 1998 employee stock option plan allowed the Company to make a nonqualified option grant to substantially all of its employees to purchase common shares at a price not less than market value at the date of grant. Options granted under this plan have a term of ten years and became exercisable in full beginning three years after the date of grant.
The Company’s 2002 nonqualified stock option plan provides for granting options to directors who are not current or former employees of the Company to purchase common shares at prices not less than market at the date of grant. Options granted under this plan have a term of ten years and become exercisable one year after the date of grant.

Since the adoption of SFAS No. 123(R), the Company recorded compensation expense of $320, $321 and $351 for 2006, 2007 and 2008, respectively, related to stock options.

		Weighted
		Average
	Number of	Exercise	Available
	Shares	Price	For Grant
January 1, 2006
Outstanding	3,661,119	17.78
Exercisable	3,661,119	17.78

Granted	451,438	14.35
Exercised	(10,589)	13.30
Expired	(25,122)	18.70
Cancelled	(1,044,295)	17.12

December 31, 2006			5,404,430
Outstanding	3,032,551	17.76
Exercisable	2,670,865	18.22

Granted	8,280	19.33
Exercised	(1,245,910)	17.01
Expired	(6,827)	24.33
Cancelled	(180,617)	18.47

December 31, 2007			4,787,535
Outstanding	1,607,477	18.23
Exercisable	1,390,828	18.80

Granted	—	—
Exercised	(19,192)	14.75
Expired	(246,215)	20.57
Cancelled	(107,470)	18.95

December 31, 2008			4,708,946
Outstanding	1,234,600	17.76
Exercisable	1,108,910	18.12
The weighted average remaining contractual life of options outstanding at December 31, 2008 is 4.9 years.

Segregated disclosure of options outstanding at December 31, 2008 is as follows:

	Range of Exercise Prices
	Less than or	Greater than $14.75 and	Greater than or
	equal to $14.75	less than $19.80	equal to $19.80
Options outstanding	467,352	433,348	333,900

Weighted average exercise price	$14.20	$18.35	$21.96

Remaining contractual life	5.3	4.6	4.7

Options exercisable	345,264	429,746	333,900

Weighted average exercise price	$14.13	$18.35	$21.96
Restricted Stock Units
Under the 1998, 2001 and 2006 Incentive Compensation Plans, restricted stock units may be granted to officers and other key employees. Compensation related to the restricted stock units is determined based on the fair value of the Company’s stock on the date of grant and is amortized to expense over the vesting period. The restricted stock units granted in 2007 and 2008 have vesting periods ranging from one to five years. With the adoption of SFAS No. 123 (R), the Company recognizes compensation expense based on the earlier of the vesting date or the date when the employee becomes eligible to retire. The Company recorded $1,186, $2,008 and $1,796 of compensation expense for 2006, 2007 and 2008, respectively, related to restricted stock units. The following table provides details of the restricted stock units granted by the Company:

	2007	2008
Restricted stock units outstanding at beginning of period	126,475	401,681

Restricted stock units granted	314,484	22,500
Accrued dividend equivalents	7,860	19,700
Restricted stock units settled	(47,138)	(35,405)
Restricted stock units cancelled	—	(4,839)

Restricted stock units outstanding at end of period	401,681	403,637

Performance Based Units
During 2007, executives participating in the Company’s Long-Term Incentive Plan earned 283,254 performance based units based on the Company’s financial performance in 2007. These units will vest in February 2010 and the Company recorded $1,348 and $1,778 in compensation expense associated with these units in 2007 and 2008, respectively. No PBUs were earned in 2006 or 2008.
At December 31, 2008, the Company has $3,138 of unvested compensation cost related to stock options, restricted stock units and performance based units. This cost will be recognized as expense over a weighted average period of 14 months.
Note 17 — Lease Commitments
The Company rents certain distribution facilities and equipment under long-term leases expiring at various dates. The total rental expense for the Company, including these long-term leases and all other rentals, was $29,815, $27,560 and $26,664 for 2006, 2007 and 2008, respectively.
Future minimum payments for all non-cancelable operating leases through the end of their terms, which in aggregate total $89,058, are listed below. Certain of these leases contain provisions for optional renewal at the end of the lease terms.

2009	15,524
2010	21,707
2011	8,039
2012	6,420
2013	6,350
Thereafter	31,018
Note 18 — Restructuring
During 2008, the Company incurred restructuring expenses related to the closure of its Albany, Georgia manufacturing facility and the closure of a distribution center in Dayton, New Jersey.
On October 21, 2008, the Company announced it would conduct a capacity study of its United States manufacturing facilities. The study was an evolution of the Strategic Plan as outlined by the Company in February 2008. All of the Company’s U.S. manufacturing facilities were included for review and were analyzed based on a combination of factors, including long term financial benefits, labor relations and productivity.

At the conclusion of the capacity study, on December 17, 2008, the North American Tire Operations segment announced its plans to close its tire manufacturing facility in Albany, Georgia. This closure is expected to result in a workforce reduction of approximately 1,400 people. Certain equipment in the facility will be relocated to other manufacturing facilities. The segment has targeted the first quarter of 2010 as the completion date for this plant closure.
The cost of this initiative is estimated to range from between $120,000 and $145,000. This amount consists of personnel related costs of between $25,000 and $35,000. Equipment related and other costs are estimated to be between $95,000 and $110,000, including asset write downs of between $75,000 and $85,000.
During the fourth quarter, the Company recorded $429 of personnel related costs ($429 after-tax and $.01 per share) and no severance payments were made, resulting in an accrued severance balance at December 31, 2008 of $429. Also during the fourth quarter, the Company recorded an impairment loss of $75,162 ($75,162 after-tax and $1.27 per share) to write down the Albany land, building and equipment to fair value. The fair value of the land and buildings was determined using a sales comparison approach using recent market data and comparing values to the Albany, Georgia location. The fair value of the machinery and equipment which will not be transferred to other Company locations was determined using the market value approach.
The Company also recorded $393 in other restructuring costs related to the Albany facility.
In December 2008, the Company also announced the planned closure of its Dayton, New Jersey distribution center. This initiative is expected to cost between $450 and $500. This amount includes personnel related costs of $100 and equipment related costs between $350 and $450. This initiative is expected to be completed by the end of the first quarter 2009 and will impact nine people. During the fourth quarter of 2008, the Company recorded $24 of severance costs and did not make any payments. The Company also recorded asset write-downs of $394.
The continuing operations of the Company incurred restructuring expenses in 2006 and 2007 related to four initiatives.
In September of 2006, the North American Tire Operations segment announced its plans to reconfigure its tire manufacturing facility in Texarkana, Arkansas so that its production levels can “flex” to meet tire demand. The Company completed this initiative during the third quarter of 2007 at a total cost of $3,499. The Company recorded restructuring costs of $723 in 2006 and $2,776 in 2007 associated with this initiative.
In November of 2006, a restructuring of salaried support positions was announced. This initiative was completed at the end of the first quarter of 2007 at a total cost of $1,118. The Company recorded $647 of costs related to this initiative in 2006 and $471 of costs during 2007.

In December of 2006, the North American Tire Operations segment initiated a plan to reduce the number of stock-keeping units manufactured in its facilities and to take tire molds out of service. The Company recorded $405 of restructuring expense in 2006 and $80 in 2007.
During 2006, the International Tire Operations segment recorded $1,461 in restructuring costs associated with a management reorganization in Cooper Tire Europe. During 2007, a restructuring program to reduce 15 positions was completed at a cost of $150. A warehouse was closed in March 2007 at a cost of $38.
Note 19 — Severance payments to former Chief Executive Officer
During the third quarter of 2006, the Company paid $6,797 in severance and benefits to Thomas A. Dattilo, the former chairman, president and chief executive officer of the Company, pursuant to the terms of his Employment Agreement. An additional payment of $585 was paid to Mr. Dattilo in the first quarter of 2007. Expense of $5,069 was recorded in the third quarter of 2006 in conjunction with these distributions relating to the severance component of the payments. The Company had previously accrued $2,313 under existing benefit programs. This additional expense appears as a component of Selling, general and administrative expense in the Condensed Consolidated Statements of Operations and within Unallocated corporate charges as presented in the operating segment footnote.
Note 20 — Other — Net
The components of Other — net in the statement of operations for the years 2006, 2007 and 2008 are as follows:

	2006	2007	2008
Foreign currency (gains)/losses	$(864)	$(3,890)	$2,966
Equity in earnings from joint ventures	(666)	(1,725)	2,346
Loss (gain) on sale of assets	—	(7,230)	948
Other	(462)	168	(1,406)

	$(1,992)	$(12,677)	$4,854

Note 21 — Contingent Liabilities
Indemnities Related to the Sale of Cooper-Standard
Automotive
The sale of the Company’s automotive segment included contract provisions which provide for indemnification of the buyer by the Company for all income tax liabilities related to periods prior to closing and for various additional items outlined in the agreement. Indemnity payments would be reflected as expenses of discontinued operations. The recorded gain on the sale includes reductions for estimates of the expected tax liabilities and the other potential indemnity items to the extent they are deemed to be probable and estimable at December 31, 2008. For indemnity commitments where the Company believes future payments are probable, it also believes the expected outcomes can be estimated with reasonable accuracy. Accordingly, for such amounts, a liability has been recorded with a corresponding decrease in the gain on the sale. Other indemnity provisions will be monitored for possible future payments not presently contemplated. The Company will reevaluate the probability and amounts of indemnity payments being required quarterly and adjustments, if any, to the initial estimates will be reflected as income or loss from discontinued operations in the periods when revised estimates are determined.
Guarantees
Certain operating leases related to property and equipment used in the operations of Cooper-Standard Automotive were guaranteed by the Company. These guarantees require the Company, in the event Cooper-Standard Automotive fails to honor its commitments, to satisfy the terms of the lease agreements. As part of the sale of the automotive segment, the Company is seeking releases of those guarantees, but to date has been unable to secure releases from certain lessors. The most significant of those leases is for a U. S. manufacturing facility with a remaining term of 8 years and total remaining payments of approximately $9,300. Other leases cover two facilities in the United Kingdom. These leases have remaining terms of five years and remaining payments of approximately $2,900. The Company does not believe it is presently probable that it will be called upon to make these payments. Accordingly, no accrual for these guarantees has been recorded. If information becomes known to the Company at a later date which indicates its performance under these guarantees is probable, accruals for the obligations will be required.
Litigation
The Company is a defendant in various products liability claims brought in numerous jurisdictions in which individuals seek damages resulting from automobile accidents allegedly caused by defective tires manufactured by the Company. Each of the products liability claims faced by the Company generally involve different types of tires, models and lines, different circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s products liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, both the claims asserted and the resolutions of those claims have an enormous amount of variability. The aggregate amount of damages asserted at any point in time is not determinable since often times when claims are filed, the plaintiffs do not specify the amount of damages. Even when there is an amount alleged, at times the amount is wildly inflated and has no rational basis.

Pursuant to applicable accounting rules, the Company accrues the minimum liability for each known claim when the estimated outcome is a range of possible loss and no one amount within that range is more likely than another. The Company uses a range of settlements because an average settlement cost would not be meaningful since the products liability claims faced by the Company are unique and widely variable. The cases involve different types of tires, models and lines, different circumstances surrounding the accident such as different applications, vehicles, speeds, road conditions, weather conditions, driver error, tire repair and maintenance practices, service life conditions, as well as different jurisdictions and different injuries. In addition, in many of the Company’s products liability lawsuits the plaintiff alleges that his or her harm was caused by one or more co-defendants who acted independently of the Company. Accordingly, the claims asserted and the resolutions of those claims have an enormous amount of variability. The costs have ranged from zero dollars to $12 million in one case with no “average” that is meaningful. No specific accrual is made for individual unasserted claims or for premature claims, asserted claims where the minimum information needed to evaluate the probability of a liability is not yet known. However, an accrual for such claims based, in part, on management’s expectations for future litigation activity and the settled claims history is maintained. Because of the speculative nature of litigation in the United States, the Company does not believe a meaningful aggregate range of potential loss for asserted and unasserted claims can be determined. The Company’s experience has demonstrated that its estimates have been reasonably accurate and, on average, cases are settled at amounts close to the reserves established. However, it is possible an individual claim from time to time may result in an aberration from the norm and could have a material impact.
Cooper and the United Steelworkers entered into a series of letter agreements beginning in 1991 establishing maximum annual amounts that Cooper would contribute for funding the cost of health care coverage for certain union retirees who retired after specific dates. Prior to January 1, 2004, the maximum annual amounts had never been implemented. On January 1, 2004, however, Cooper implemented the existing letter agreement according to its terms and began requiring these retirees and surviving spouses to make contributions for the cost of their health care coverage.
On April 18, 2006, a group of Cooper union retirees and surviving spouses filed a lawsuit in the U.S. District Court for the Northern District of Ohio on behalf of a purported class claiming that Cooper was not entitled to impose any contribution requirement pursuant to the letter agreements and that Plaintiffs were promised lifetime benefits, at no cost, after retirement under the terms of the union-Cooper negotiated Pension and Insurance Agreements in effect at the time that they retired.
On May 13, 2008, in the case of Cates, et al v. Cooper Tire & Rubber Company, the United States District Court for the Northern District of Ohio entered an order holding that a series of pension and insurance agreements negotiated by the Company and its various union locals over the years conferred vested lifetime health care benefits upon certain Company hourly retirees. The court further held that these benefits were not subject to the caps on the Company’s annual contributions for retiree health care benefits that the Company had negotiated with the union locals. Subsequent to that order, the court granted the plaintiffs’ motion for class certification. The Company has initiated the process of pursuing an appeal of the order to the Sixth Circuit of Appeals, while simultaneously reviewing other means of satisfactorily resolving the case through settlement discussions. As a result of the settlement discussions and in an attempt to resolve the claims relating to health care benefits for all of the Company’s hourly union-represented retirees, a related lawsuit, Johnson, et al v. Cooper Tire & Rubber Company, was filed on February 3, 2009, with the court on behalf of a different, smaller group of hourly union-represented retirees. The second case has been stayed pending the parties’ settlement discussions.
Management cannot reasonably determine the scope or amount of possible liabilities that could result from an unfavorable settlement or resolution of these claims and no reserves for these claims have been established as of December 31, 2008. However, it is possible that an unfavorable resolution of these claims could have an adverse effect on the Company’s financial condition, cash flow and results of operations, and there can be no assurance that the Company will be able to achieve a favorable settlement or resolution of these claims.
Cooper Chengshan Acquisition
In connection with the investment in Cooper Chengshan, beginning January 1, 2009 and continuing through December 31, 2011, the noncontrolling shareholder interest partner has the right to sell, and, if exercised, the Company has the obligation to purchase, the remaining 49 percent noncontrolling shareholder interest share at a minimum price of $62,700.
Employment Contracts
The Company has employment arrangements with two key executive employees and has change in control severance agreements covering twelve additional key executives. These arrangements provide for continuity of management and provide for payments of multiples of annual salary, potential tax gross-up amounts, certain incentives and continuation of benefits upon the occurrence of specified events in a manner that is believed to be consistent with comparable companies.
Unconditional Purchase Orders
Noncancelable purchase order commitments for capital expenditures and raw materials, principally natural rubber, made in the ordinary course of business were $64,343 at December 31, 2008.

Note 22 — Business Segments
The Company has two reportable segments — North American Tire Operations and International Tire Operations. The Company’s reportable segments are each managed separately.
The North American Tire Operations segment produces passenger and light truck tires, which are sold nationally and internationally in the replacement tire market to independent tire dealers, wholesale distributors, regional and national retail tire chains and large retail chains that sell tires as well as other automotive products.
The International Tire Operations segment currently manufactures and markets passenger car, light and medium truck and motorcycle tires for the replacement market, as well as racing tires and materials for the tire retread industry, in Europe and the United Kingdom. The segment manufactures and markets passenger car, bias and radial light and medium truck tires and off-the-road tires in China.
The following customers of the North American Tire Operations segment contributed ten percent or more of the Company’s total consolidated net sales in 2006, 2007 and 2008. Net sales and percentage of consolidated Company sales for these customers in 2006, 2007 and 2008 are as follows:

	2006		2007		2008
		Consolidated		Consolidated		Consolidated
Customer	Net Sales	Net Sales	Net Sales	Net Sales	Net Sales	Net Sales
TBC/Treadways	$365,767	14%	$415,713	14%	$385,495	13%

The accounting policies of the reportable segments are consistent with those described in the Significant Accounting Policies note to the consolidated financial statements. Corporate administrative expenses are allocated to segments based principally on assets, employees and sales. The following table details segment financial information:

	2006	2007	2008
Revenues
North American Tire	$1,995,150	$2,209,822	$2,142,139
International Tire	680,164	881,297	975,007
Eliminations and other	(100,096)	(158,544)	(235,335)

Consolidated	2,575,218	2,932,575	2,881,811

Segment profit (loss)
North American Tire	(39,523)	119,440	(174,065)
International Tire	9,427	28,902	(30,094)
Unallocated corporate charges and eliminations	(15,156)	(13,950)	(12,474)

Operating profit (loss)	(45,252)	134,392	(216,633)
Interest income	10,067	18,004	12,887
Dividend from unconsolidated subsidiary	4,286	2,007	1,943
Debt extinguishment costs	77	(2,558)	(593)
Other — net	1,992	12,677	(4,854)
Interest expense	(47,165)	(48,492)	(50,525)

Income (loss) from continuing operations before income taxes	(75,995)	116,030	(257,775)

Depreciation and amortization expense
North American Tire	99,014	97,746	96,057
International Tire	31,358	37,264	45,418
Corporate	2,229	1,922	1,284

Consolidated	132,601	136,932	142,759

Segment assets
North American Tire	1,199,098	1,021,132	977,545
International Tire	687,204	736,568	740,583
Corporate and other	349,213	540,790	324,768

Consolidated	2,235,515	2,298,490	2,042,896

Expenditures for long-lived assets
North American Tire	98,861	63,466	55,560
International Tire	86,859	76,755	72,723
Corporate	470	751	490

Consolidated	186,190	140,972	128,773

Geographic information for revenues, based on country of origin, and long-lived assets follows:

	2006	2007	2008
Revenues
North America	$1,927,893	$2,124,586	$2,055,769
Europe	285,412	318,732	303,742
Asia	361,913	489,257	522,300

Consolidated	2,575,218	2,932,575	2,881,811

Long-lived assets
North America	667,474	630,055	506,248
Europe	77,407	70,756	48,660
Asia	225,752	291,404	346,366

Consolidated	970,633	992,215	901,274
Shipments of domestically-produced products to customers outside the U. S. approximated seven percent of net sales in 2007 and eight percent of net sales in 2006 and 2008.
Note 23 — Unaudited Subsequent Events
Retiree Medical Litigation
The Company and the United Steelworkers entered into a series of letter agreements beginning in 1991 establishing maximum annual amounts that the Company would contribute for funding the cost of health care coverage for certain union retirees who retired after specific dates. Prior to January 1, 2004, the maximum annual amounts had never been implemented. On January 1, 2004, however, the Company implemented the existing letter agreement according to its terms and began requiring these retirees and surviving spouses to make contributions for the cost of their health care coverage.
On April 18, 2006, a group of the Company’s union retirees and surviving spouses filed a lawsuit in the U.S. District Court for the Northern District of Ohio on behalf of a purported class claiming that the Company was not entitled to impose any contribution requirement pursuant to the letter agreements and that Plaintiffs were promised lifetime benefits, at no cost, after retirement under the terms of the union-Cooper negotiated Pension and Insurance Agreements in effect at the time that they retired.
On May 13, 2008, in the case of Cates, et al v. Cooper Tire & Rubber Company, the United States District Court for the Northern District of Ohio entered an order holding that a series of pension and insurance agreements negotiated by the Company and its various union locals over the years conferred vested lifetime health care benefits upon certain Company hourly retirees. The court further held that these benefits were not subject to the caps on the Company’s annual contributions for retiree health care benefits that the Company had negotiated with the union locals. Subsequent to that order, the court granted the plaintiffs’ motion for class certification. The Company has initiated the process of pursuing an appeal of the order to the Sixth Circuit of Appeals, while simultaneously reviewing other means of satisfactorily resolving the case through settlement discussions. As a result of the settlement discussions and in an attempt to resolve the claims relating to health care benefits for all of the Company’s hourly union-represented retirees, a related lawsuit, Johnson, et al v. Cooper Tire & Rubber Company, was filed on February 3, 2009, with the court on behalf of a different, smaller group of hourly union-represented retirees. The second case has been stayed pending the parties’ settlement discussions.
In April, 2009, the parties negotiated a tentative agreement intended to resolve all related claims for these matters. The tentative agreement, which is subject to various approvals, provides for 1) specified payments to the plaintiffs and attorney fees and 2) modification to the Company’s approach and costs of providing future health care to specified current retiree groups which will result in an amendment to the Company’s retiree medical plan.
While the tentative agreement could be modified before it becomes effective and the related cases are concluded, the Company believes it is probable that the related costs of resolving these cases will be close to the amounts in the tentative agreement and, accordingly, has recorded $7.1 million of expense during the first quarter relating to the specified payments and attorney fees. The estimated present value of costs related to the plan amendment is expected to be approximately $7.7 million which has been reflected as an increase in the accrual for Other Post-employment Benefits with an offset to the Accumulated Other Comprehensive Income component of Shareholders’ Equity and will be amortized as a charge to operations over the remaining life expectancy of the affected plan participants beginning with the effective date of the changes.
Advance Pricing Agreement
In 2003 the Company initiated bilateral Advance Pricing Agreement (“APA”) negotiations with the Canadian and U.S. governments to change its intercompany transfer pricing process between a formerly owned subsidiary, Cooper-Standard Automotive, Inc., and its Canadian affiliate. In the second quarter, the governments executed “mutual agreement” letters under the tax treaty to settle the APA for periods 2000-2004. Under terms of the 2004 sale agreement for the subsidiary, the Company is responsible for all tax obligations related to its period of ownership and is entitled to receive all tax refunds for those periods. The resulting cash impact to the Company of the above settlement would consist of two parts, a refund of taxes paid in Canada of approximately $69,000 and a tax obligation in the U.S. of approximately $35,000. The net impact of these two payments would be a gain of about $34,000, net of previously recognized amounts. The U.S. tax obligation has been revised by terms of the settlement and the former subsidiary is obligated under the terms of the sale agreement to remit the refund to the Company promptly upon receipt. Consequently, the Company recorded a net charge of $35,000 during the second quarter of 2009 to discontinued operations for its estimated U.S. tax obligation relating to the settlement. During the week of July 26, 2009, the Company was advised that the Canadian affiliate received a substantial portion of the anticipated refund. However, the funds were not remitted to the Company promptly as required under the agreement. On August 3, 2009, Cooper-Standard Holdings Inc., the company that acquired the former subsidiary, filed voluntary petitions for reorganization under Chapter 11 of the U.S. Bankruptcy Code. Based upon these facts, the Company does not believe the criteria for recognition of the refund receivable has been met and will not record a receivable until the certainty of realization is assured. The Company will pursue all options to recover the tax refunds owed to it under the sales agreement.

Report of Independent Registered Public Accounting Firm
The Board of Directors and Shareholders
Cooper Tire & Rubber Company
We have audited the accompanying consolidated balance sheets of Cooper Tire & Rubber Company (the “Company”) as of December 31, 2008 and 2007, and the related consolidated statements of operations, shareholders’ equity, and cash flows for each of the three years in the period ended December 31, 2008. Our audits also included the financial statement schedule included in Exhibit 99.3. These financial statements and schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements and schedule based on our audits.
We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Cooper Tire & Rubber Company at December 31, 2008 and 2007, and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 31, 2008, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the financial statements taken as a whole, presents fairly in all material respects the information set forth therein.
A discussed in Note 1 to the consolidated financial statements, the accompanying consolidated financial statements have been retrospectively adjusted for the adoption of Financial Accounting Standards Board (“FASB”) Statement No. 160, “Noncontrolling Interests in Consolidated Financial Statements” (SFAS 160).
We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Cooper Tire & Rubber Company’s internal control over financial reporting as of December 31, 2008, based on criteria established in Internal Control-Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 20, 2009 (not included herein) expressed an unqualified opinion thereon.
/s/ Ernst & Young LLP
Ernst & Young LLP
Toledo, Ohio
February 20, 2009 (except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in accounting for noncontrolling shareholders’ interests (Note 1), as to which the date is August 6, 2009)

SELECTED QUARTERLY DATA	(Unaudited)
(Dollar amounts in thousands except per share amounts.)

	2007
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net sales	$669,600	$730,135	$767,710	$765,130
Gross profit	70,839	75,362	76,083	93,130
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	19,505	15,615	17,845	38,470
Basic earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	0.32	0.25	0.29	0.62
Diluted earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	0.31	0.25	0.28	0.62

Revenues from external customers:
North American Tire	$515,089	$533,181	$576,276	$585,276
International Tire	182,962	234,495	235,860	227,980
Eliminations and other	(28,451)	(37,541)	(44,426)	(48,126)

Net sales	$669,600	$730,135	$767,710	$765,130

Segment profit:
North American Tire	$26,796	$20,692	$26,948	$45,004
International Tire	6,113	11,772	7,179	3,837
Eliminations	(825)	413	731	(891)
Corporate	(2,955)	(3,375)	(2,110)	(4,937)

Operating profit	29,129	29,502	32,748	43,013
Interest expense	(12,519)	(12,157)	(12,351)	(11,465)
Debt extinguishment costs	—	—	(1,541)	(1,017)
Interest income	3,529	4,259	4,506	5,710
Dividend from unconsolidated subsidiary	2,007	—	—	—
Other — net	4,606	1,647	4,762	1,662

Income from continuing operations before income taxes	$26,752	$23,251	$28,124	$37,903

	2008
	First	Second	Third	Fourth
	Quarter	Quarter	Quarter	Quarter
Net sales	$679,321	$772,907	$793,751	$635,832
Gross profit	56,238	29,829	(137)	(9,757)
Income (loss) from continuing operations attributable to Cooper Tire & Rubber Company	1,342	(22,100)	(55,248)	(143,438)
Basic earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	0.03	(0.38)	(0.94)	(2.43)
Diluted earnings (loss) per share from continuing operations attributable to Cooper Tire & Rubber Company	0.03	(0.38)	(0.94)	(2.43)

Revenues from external customers:
North American Tire	$497,672	$547,513	$586,188	$510,766
International Tire	231,780	282,966	284,684	175,577
Eliminations and other	(50,131)	(57,572)	(77,121)	(50,511)

Net sales	$679,321	$772,907	$793,751	$635,832

Segment profit (loss):
North American Tire	$8,144	$(21,906)	$(51,165)	$(109,138)
International Tire	6,909	5,944	7,231	(50,179)
Eliminations	(1,269)	987	396	(1,443)
Corporate	(4,230)	(442)	(3,477)	(2,995)

Operating profit (loss)	9,554	(15,417)	(47,015)	(163,755)
Interest expense	(11,478)	(12,742)	(12,821)	(13,484)
Debt extinguishment costs	(583)	—	(10)	—
Interest income	3,723	3,669	3,902	1,593
Dividend from unconsolidated subsidiary	1,943	—	—	—
Other — net	1,317	2,201	(1,244)	(7,128)

Income (loss) from continuing operations before income taxes	$4,476	$(22,289)	$(57,188)	$(182,774)

During the fourth quarter of 2008, the Company recorded an impairment charge of $31,340 related to the write off of goodwill in the International Tire Operations segment and also recorded restructuring charges of $76,402 related to the planned closure of the Albany, Georgia manufacturing facility and Dayton, New Jersey distribution center.

COOPER TIRE & RUBBER COMPANY
SCHEDULE II — VALUATION AND QUALIFYING ACCOUNTS
Years ended December 31, 2006, 2007 and 2008

	Balance at	Additions			Balance
	Beginning	Charged	Business	Deductions	at End
	of Year	To Income	Acquisitions	(a)	of Year
Allowance for doubtful accounts

2006	$5,281,304	$2,551,176	$2,540,263	$1,535,087	$8,837,656

2007	$8,837,656	$1,579,369	$—	$1,785,792	$8,631,233

2008	$8,631,233	$2,449,691	$—	$401,050	$10,679,874

(a)	Accounts charged off during the year, net of recoveries of accounts previously charged off.

	Balance at	Additions			Balance
	Beginning	Charged	Charged	Deductions	at End
	of Year	To Income	To Equity	(a)	of Year
Tax valuation allowance

2006	$40,636,874	$18,135,790	$72,524,882	$2,657,372	$128,640,174

2007	$128,640,174	$811,940	$—	$42,085,397	$87,366,717

2008	$87,366,717	$62,903,924	$84,413,313	$3,413,944	$231,270,010

(a)	Net decrease in tax valuation allowance is primarily a result of net changes in cumulative book/tax timing differences, utilization of capital loss and adjustments to other tax attribute carryforwards, plus the impact of the increase in the postretirement benefits component of Cumulative other comprehensive loss.

	Balance at	Additions			Balance
	Beginning	Charged	Charged	Deductions	at End
	of Year	To Income	To Equity	(a)	of Year
Lower of cost or market inventory reserve

2006	$—	$—	$—	$—	$—

2007	$—	$—	$—	$—	$—

2008	$—	$10,237,000	$—	$—	$10,237,000